Exhibit 2.2

FIRST AMENDMENT

TO

MASTER SERVICES AGREEMENT BETWEEN

FAIRPOINT COMMUNICATIONS, INC.

AND

CAPGEMINI U.S. LLC

Dated January 15, 2007

(the “Agreement”)

This First Amendment to the Agreement is made by and between FairPoint Communications, Inc. (“Client”), having offices at 521 East Morehead Street, Suite 250, Charlotte, NC 28202, and Capgemini U.S. LLC (“Capgemini”), having offices at 750 Seventh Avenue, New York, NY 10019.

WHEREAS, pursuant to the Agreement, Capgemini has agreed to provide certain Services to Client; and

WHEREAS, the parties now desire to amend the Agreement as provided below;

NOW, THEREFORE, Client and Capgemini hereby agree as follows:

1.               Section 6 of the Agreement is amended by adding the following to the end of the section:

Client hereby grants to Capgemini a perpetual, worldwide, paid-up license to use, copy, modify and sublicense, in the course of Capgemini’s business, to any Deliverables, subject to the provisions of Section 5 hereof (Confidentiality) with respect to any Confidential Information of Client contained therein and, provided that (i) any sublicensee of Capgemini shall not have the right to further sublicense the rights granted herein and (ii) neither Capgemini nor its sublicensees shall use, copy, modify or sublicense the Deliverables, in whole or in part, either to or for the benefit of, any Person that is competing with Client for the acquisition in any manner of communication assets or capital stock of communications companies or is competing with Client in the offering of communication services in Client’s service area now or in the future (“License Restrictions”), including, without limitation, Time Warner and Comcast in Maine, New Hampshire and/or Vermont.  As used herein, “Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.  Capgemini shall obtain the written agreement of any proposed sublicensee to the License Restrictions prior to such sublicensee using, copying, or modifying the Deliverables.

2.               Section 4 of the Agreement is amended by adding the following as subsection (c):

Capgemini will provide Client a Four Million Dollar ($4,000,000) discount (“Discount”) on Services to be performed by Capgemini for Client with respect to customer relationship management and billing platform implementation, which Services are substantially defined in the draft of Work Order 2 which is attached hereto as Attachment C.  In order to provide the Discount, Capgemini agrees to perform the customer relationship management and billing implementation Services as are substantially defined in Attachment C for Thirteen Million Dollars ($13,000,000).

3.               All defined terms in the Agreement shall have the same meanings when used in this Amendment.

4.               Upon the execution by the respective duly authorized representatives of Client and of Capgemini, Paragraph 1 of this Amendment shall be effective as of the 15th day of January, 2007.  The changes effected by Paragraph 1 of this Amendment shall apply to all Work Orders under the Agreement, including those entered into prior to the effective date of this Amendment.  Paragraph 2 of this Amendment shall be effective as of the date of this Amendment and is applicable only to Work Order 2.

5.               Except as specifically provided herein, all other terms and conditions of the Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

CAPGEMINI U.S. LLC		FAIRPOINT COMMUNICATIONS, INC.

By	/s/ Dee Burger	By	/s/ Peter G. Nixon

Name:	Dee Burger	Name:	Peter G. Nixon

Title:	Vice President	Title:	Chief Operating Officer

Date:	7/6/07	Date:	July 6, 2007

EXPLANATORY NOTE

The following schedule or attachment was omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Registrant hereby agrees to furnish a copy of any omitted schedule or attachment to the Commission upon request.

Attachment C — draft of Work Order 2 (containing specifications for customer relationship management and billing platform implementation services)